Exhibit 2.9

SEVENTH AMENDMENT TO THE

SIXTH AMENDED AND RESTATED OPERATING AGREEMENT

THIS SEVENTH AMENDMENT to the Sixth Amended and Restated Limited Liability Company Operating Agreement, as amended (this “Seventh Amendment”), is made effective as of June 4, 2024 (the “Seventh Amendment Effective Date”), by and between Skybound Holdings LLC (formerly known as Mr. Mango LLC), a Delaware limited liability company (the “Company”), and the Members (as defined in the Agreement). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, the Company and the Members entered into that certain Sixth Amended and Restated Limited Liability Company Operating Agreement, dated as of June 4, 2021, as amended by that certain First Amendment to the Sixth Amended and Restated Operating Agreement, dated as of October 6, 2021, that certain Second Amendment to the Sixth Amended and Restated Operating Agreement, dated February 22, 2022, that certain Third Amendment to the Sixth Amended and Restated Operating Agreement, dated October 24, 2022, that certain Fourth Amendment to the Sixth Amended and Restated Operating Agreement, dated December 1, 2022, that certain Fifth Amendment to the Sixth Amended and Restated Operating Agreement, dated December 18, 2023, and that certain Sixth Amendment to the Sixth Amended and Restated Operating Agreement, dated April 4, 2024 attached hereto as Exhibit A (as so amended, the “Agreement”);

WHEREAS, pursuant to Section 10.1 of the Agreement, subject to Section 5.2.4.1, Section 5.2.5, and Section 5.3 of the Agreement, the Agreement may be amended with the affirmative vote or the written consent of (i) the holders of a majority of the then-outstanding Common Interests, and (ii) the holders of a majority of the then-outstanding Preferred Interests (voting together as a single class on an as-if-converted basis) (the holders referred to in the foregoing clause (i) and (ii), collectively, the “Requisite Holders”); and

WHEREAS, the Requisite Holders desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Section 1.43 of the Agreement is hereby deleted in its entirety and replaced with the following:

““Permitted Transferee” means: (i) with respect to any Member, an Affiliate of such Member; (ii) with respect to any Skybound Member, any Preferred Member (and/or any Affiliate of a Preferred Member), provided that in no event shall any Skybound Member Transfer, in the aggregate, more than five percent (5%) of the total Common Interests held by such Skybound Member as of the Seventh Amendment Effective Date to any Preferred Member(s) (and/or Affiliates thereof); and (iii) with respect to any Preferred Member (and/or any Affiliate of a Preferred Member) that is a Permitted Transferee of a Skybound Member (as contemplated by subclause (ii) above) of Common Interests, any transferee or assignee of such Common Interests from such Preferred Member (and/or any Affiliate of such Preferred Member).”

2. The lead-in of Section 3.7 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Except for any Person admitted to the Company as a Member pursuant to Regulation A under the Securities Act (it being understood that each such Member has made the representations and warranties set forth in his, her or its subscription agreement entered into in connection with said Regulation A offering), each Member represents and warrants to the Company and the other Members as follows:”

3. A new Section 3.8 is hereby added to the end of Article 3 of the Agreement as follows:

“3.8. Admission of New Members. One or more Persons may be admitted to the Company as Members from time to time upon the written consent of a majority of the Board. In accordance with Section 18-101(9) of the Act, all Members of the Company are subject to, and bound by, the terms and conditions of this Agreement.”

4. The third sentence of Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“In accordance with this Agreement, a Member may consummate the following types of Transfers: (i) Transfers to any Permitted Transferee; provided that, if the Permitted Transferee is an Affiliate of the transferor Member, at the time of any Transfer to such Permitted Transferee, the transferor Member and such Permitted Transferee irrevocably agree for the benefit of the other parties to this Agreement to re-Transfer the subject Interests back to such transferor Member prior to such Permitted Transferee ceasing to be an Affiliate of such transferor Member; (ii) Transfers with the consent of a majority of the Board; provided that the transferring Member also complies with Section 6.2, Section 6.5 and Section 6.7 (as applicable); (iii) Transfers pursuant to Section 6.3; and/or (iv) Transfers pursuant to Section 6.6; provided that, in each case, except for Transfers pursuant to Section 6.6, no Member may Transfer all or any part of such Member’s Interests to a competitor. For the avoidance of doubt, the provisions of Section 6.2 do not apply to Transfers to Permitted Transferees.”

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5. Section 6.2 of the Agreement is hereby amended by adding the following paragraph to the end of such Section:

“If any holder of Common Interests or Incentive Plan Interests (in each case, other than the Skybound Members) (such holder in his, her or its capacity as such, a “ROFR Transferring Common/IP Member”) desires to Transfer all or any part of his, her or its applicable Common Interests or Incentive Plan Interests (the “ROFR Offered Common/IP Interests”), other than a Transfer to a Permitted Transferee or a Transfer pursuant to Section 6.6, then the ROFR Transferring Common/IP Member shall deliver written notice (a “ROFR Common/IP Transfer Notice”) to the Company setting forth the name and other identifying information of the proposed transferee and specify the number of Common Interests and/or Incentive Plan Interests, as applicable, that the ROFR Transferring Common/IP Member proposes to Transfer, the price per Interest, the payment terms and all other relevant terms of the proposed Transfer with reasonable specificity. Upon receipt of the ROFR Common/IP Transfer Notice, the Company shall have the right, but not the obligation, by delivery to the ROFR Transferring Common/IP Member of a written election (the “ROFR Common/IP Purchase Notice”) within thirty (30) days following the Company’s receipt of the ROFR Common/IP Transfer Notice (the “ROFR Common/IP Election Period”), to purchase any or all of the ROFR Offered Common/IP Interests on the terms and conditions contained in the ROFR Common/IP Transfer Notice. Failure by the Company to deliver the ROFR Common/IP Purchase Notice prior to the expiration of the ROFR Common/IP Election Period shall be deemed an election by the Company not to purchase any portion of the ROFR Offered Common/IP Interests. If the Company elects to purchase any portion of the ROFR Offered Common/IP Interests, the closing of such sale shall occur within thirty (30) days after the date of the ROFR Common/IP Purchase Notice. If the Company does not elect to purchase any or all of the ROFR Offered Common/IP Interests, and the Board approves the proposed Transfer pursuant to Section 6.1, the ROFR Transferring Common/IP Member may sell the remaining ROFR Offered Common/IP Interests not purchased by (or elected to be purchased by) the Company to the proposed transferee specified in the ROFR Common/IP Transfer Notice; provided, however, that (i) the proposed transferee executes a joinder to this Agreement agreeing to be bound by this Agreement, (ii) the ROFR Transferring Common/IP Member shall not have the right to effect the proposed Transfer with a party other than the proposed transferee specified in the ROFR Common/IP Transfer Notice or on terms different than those contained in the ROFR Common/IP Transfer Notice without first giving the Company a new right of first refusal as described above, and (iii) if the ROFR Transferring Common/IP Member does not effect the proposed Transfer within sixty (60) days after the expiration of the ROFR Common/IP Election Period, the Company’s right of first refusal shall reapply and the ROFR Transferring Common/IP Member shall not thereafter effect the proposed Transfer without complying with the above provisions (including the approval of the proposed Transfer by the Board pursuant to Section 6.1).”

6. Except as expressly set forth in this Seventh Amendment, the Agreement remains in full force and effect with no further modifications. In the event of any conflict between the terms of the Agreement and the terms of this Seventh Amendment, the terms of this Seventh Amendment shall control.

7. This Seventh Amendment shall form a part of the Agreement for all purposes, and each party to the Agreement shall be bound hereby. From and after the execution of this Seventh Amendment by the Requisite Holders, any reference to the Agreement shall be deemed a reference to the Agreement and this Seventh Amendment.

8. This Seventh Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery by a party hereto of an electronic transmission of this Seventh Amendment executed by such party shall constitute delivery by such party of an original hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Company and the undersigned has caused this Seventh Amendment to be executed on the date first written above by its duly authorized representative.

SKYBOUND HOLDINGS LLC

By:	/s/ David Alpert
Name:	David Alpert
Title:	Chief Executive Officer

KNOLLWOOD INVESTMENT FUND LLC

By:	/s/ Kevin D. Irwin, Jr.
Name:	Kevin D. Irwin, Jr.
Title:	President of Managing Member

HIRO CAPITAL SCSP I

By:	/s/ Luke Alvarez
Name:	Luke Alvarez
Title:	Partner

GHOST ANGEL LLC

By:	/s/ Adam Draper
Name:	Adam Draper
Title:	Managing Member

BOOST VC FUND 4, LP

By:	Boost VC Fund 4 Partners LLC

By:	/s/ Adam Draper
Name:	Adam Draper
Title:	Managing Director

[Signature Page to Seventh Amendment to the Sixth A&R Operating Agreement]

THE KIRKMAN FAMILY 2014 TRUST UNDER TRUST AGREEMENT DATED OCTOBER 27, 2014

By:	/s/ Robert Kirkman
Name:	Robert Kirkman
Title:	Trustee

THE PEANUT & POOKIE FAMILY TRUST UNDER TRUST AGREEMENT DATED
MAY 30, 2012

By:	/s/ David Alpert
Name:	David Alpert
Title:	Trustee

THE GOLDMAN/GROSS FAMILY TRUST DATED NOVEMBER 8, 2022

By:	/s/ Jon Goldman
Name:	Jon Goldman
Title:	Trustee

[Signature Page to Seventh Amendment to the Sixth A&R Operating Agreement]

EXHIBIT A

Sixth Amended and Restated Operating Agreement, as amended

(see attached)